Exhibit 99.3

Unaudited Pro Forma Financial Statements

The following Unaudited Pro Forma Financial Statements (the “pro forma financial statements”) give effect to the acquisition of the outstanding equity of General Photonics Corporation ("GP") by Luna Technologies, Inc., a wholly owned subsidiary of Luna Innovations Incorporated ("Luna"), in a transaction to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, with Luna as the identified acquirer (the "Transaction"). These pro forma financial statements have been derived from the historical financial statements of Luna and GP and are prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). The Unaudited Pro Forma Statement of Operations (the “pro forma statement of operations”) for the nine months ended September 30, 2018 and for the year ended December 31, 2017 combine the historical consolidated statement of operations of Luna and GP for the respective periods, and give pro forma effect to the Transaction as if it had been completed on January 1, 2017. The Unaudited Pro Forma Balance Sheet (the “pro forma balance sheet”) as of September 30, 2018 combines the historical consolidated balance sheets of Luna and GP as of September 30, 2018 and gives pro forma effect to the acquisition as if it had been completed on September 30, 2018.

The historical consolidated financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transaction and certain other adjustments.

Assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of closing of the Transaction may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof.

The pro forma financial statements have been presented for illustrative purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the period presented. The pro forma financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Transaction. These financial statements also do not include any integration costs, dissynergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the Transaction.

Pro Forma Financial Information
Unaudited Pro Forma Balance Sheet
As of September 30, 2018
	Luna Historical	GP Historical	Excluded Assets and Liabilities of GP	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Cash and cash equivalents	$47,144,719	$2,130,045	$(2,130,045)	$(19,000,000)	(a)	$28,144,719
Short term investments	—	1,566,803	(1,566,803)	—		—
Accounts receivable	9,110,713	1,973,978	—	—		11,084,691
Receivable from sale of HSOR business	4,002,342	—	—	—		4,002,342
Contract assets	2,611,122	—	—	—		2,611,122
Inventory	5,462,414	2,088,022	—	—		7,550,436
Prepaid expenses and other current assets	730,368	286,978	(198,531)	—		818,815
Total current assets	69,061,678	8,045,826	(3,895,379)	(19,000,000)		54,212,125

Long term contract assets	343,492	—	—	—		343,492
Property and equipment	2,678,411	141,399	—	144,601	(c)	2,964,411
Intangible assets	1,709,003	1,131,385	—	(1,138,624)	(b)	9,901,764
				8,200,000	(c)
Goodwill	—	—	—	10,616,194	(c)	10,616,194
Other assets	1,995	34,040	—	—		36,035
Total assets	$73,794,579	$9,352,650	$(3,895,379)	$(1,177,829)		$78,074,021

Liabilities and Stockholders' Equity
Current portion of long term debt	$1,073,571	$—	$—	$—		$1,073,571
Current portion of capital lease obligations	39,748	—	—	—		39,748
Accounts payable	2,297,457	795,367	—	—		3,092,824
Accrued liabilities	6,589,310	682,622	—	900,000	(g)	8,171,932
Contract liabilities	1,548,371	—	—	—		1,548,371
Liabilities held for disposal	—	271,467	(271,467)	—		—
Total current liabilities	11,548,457	1,749,456	(271,467)	900,000		13,926,446

Long term capital lease obligations	83,405	—	—	—		83,405
Deferred rent	1,072,696	—	—	—		1,072,696
Other long term liabilities	—	36,306	—	—		36,306
Total liabilities	12,704,558	1,785,762	(271,467)	900,000		15,118,853

Stockholders' Equity
Preferred stock	1,322	—	—	—		1,322
Common stock	30,081	2,408,091	(2,408,091)	—		30,081
Treasury stock	(2,116,640)	—	—	—		(2,116,640)
Additional paid in capital	85,353,909	—	—	—		85,353,909

(Accumulated deficit)/retained earnings	(22,178,651)	5,158,797	(5,158,797)	1,865,147	(f)	(20,313,504)
Total stockholders' equity	61,090,021	7,566,888	(7,566,888)	1,865,147		62,955,168

Total liabilities and stockholders' equity	$73,794,579	$9,352,650	$(7,838,355)	$2,765,147		$78,074,021

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Statement of Operations
For the Nine Months September 30, 2018

	Luna Historical	GP Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Technology development	$15,418,919	$—	$—		$15,418,919
Products and licensing	13,960,003	7,711,898	—		21,671,901
Total revenues	29,378,922	7,711,898	—		37,090,820

Cost of revenues
Technology development	11,131,965	—	—		11,131,965
Products and licensing	5,381,333	3,665,234	—		9,046,567
Total cost of revenues	16,513,298	3,665,234	—		20,178,532

Gross profit	12,865,624	4,046,664	—		16,912,288

Operating expense
Selling, general and administrative	9,898,064	2,373,484	244,260	(d)	13,361,682
			845,874	(e)
Research, development and engineering	2,513,497	173,267			2,686,764
Total operating expenses	12,411,561	2,546,751	1,090,134		16,048,446

Operating income	454,063	1,499,913	(1,090,134)		863,842

Other income/(expense)
Investment income	350,976	—	—		350,976
Other income/(expense)	(16,001)	10,327	—		(5,674)
Interest (expense)/income	(103,208)	10,063	—		(93,145)
Total other income	231,767	20,390	—		252,157

Income from continuing operations before income taxes	685,830	1,520,303	(1,090,134)		1,115,999
Income tax (benefit)/expense	(674,329)	409,121	—		(265,208)
Net income from continuing operations	$1,360,159	$1,111,182	$(1,090,134)		$1,381,207

Net income per share from continuing operations
Basic	$0.05				$0.05
Diluted	$0.04				$0.04

Weighted average common shares and common equivalent shares outstanding
Basic	27,547,955				27,547,955
Diluted	32,721,860				32,721,860

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Statement of Operations
For the Year Ended December 31, 2017

	Luna Historical	GP Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Technology development	$18,576,383	$—	$—		$18,576,383
Products and licensing	14,505,482	9,128,249	—		23,633,731
Total revenues	33,081,865	9,128,249	—		42,210,114

Cost of revenues
Technology development	13,988,378	—	—		13,988,378
Products and licensing	5,724,457	3,610,235	—		9,334,692
Total cost of revenues	19,712,835	3,610,235	—		23,323,070

Gross profit	13,369,030	5,518,014	—		18,887,044

Operating expense
Selling, general and administrative	12,923,841	3,771,791	325,680	(d)	18,149,144
			1,127,832	(e)
Research, development and engineering	2,653,337	170,582	—		2,823,919
Total operating expense	15,577,178	3,942,373	1,453,512		20,973,063

Operating (loss)/income	(2,208,148)	1,575,641	(1,453,512)		(2,086,019)

Other expense
Other income/(expense)	26,106	(127,113)	—		(101,007)
Interest (expense)/income	(217,352)	6,603	—		(210,749)
Total other expense	(191,246)	(120,510)	—		(311,756)

(Loss)/income from continuing operations before income taxes	(2,399,394)	1,455,131	(1,453,512)		(2,397,775)
Income tax (benefit)/expense	(1,148,579)	556,936	(1,865,147)	(f)	(2,456,790)
Net (loss)/income from continuing operations	$(1,250,815)	$898,195	$411,635		$59,015

Net loss per share from continuing operations
Basic and diluted	$(0.05)				$—

Weighted average common shares and common equivalent shares outstanding
Basic and diluted	27,579,988				27,579,988

The accompanying notes are an integral part of these pro forma financial statements.

On March 1, 2019, Luna Technologies Inc., a wholly-owned subsidiary of Luna Innovations Incorporated, ("Luna" or the "Company") completed the acquisition of the outstanding equity of General Photonics Corporation ("GP"). Under the terms of the stock purchase agreement, Luna acquired all outstanding capital stock of GP, for aggregate consideration of $19.0 million, including $17.1 million in cash paid at closing and $1.9 million in escrow until later of September 1, 2020 or the date that specified matters are resolved as agreed by Luna and the representative for the former GP shareholders. The former GP shareholders retaining the pre-closing cash and debt of the company. In addition, the stock purchase agreement provides up to an additional $1.0 million of additional cash consideration to be paid contingent upon the achievement of a specified revenue targets during the twelve month period following the acquisition. The unaudited pro forma financial statements have been prepared to give effect to the completed acquisition as if the acquisition had taken place as of January 1, 2017, the beginning of the earliest fiscal period presented, with respect to the pro forma statements of operations, and as of September 30, 2018, with respect to the pro forma balance sheet.

The pro forma amounts have been developed from the unaudited consolidated financial statements for the nine months ended September 30, 2018, for Luna and GP, as well as the audited consolidated financial statements of Luna for the year ended December 31, 2017 contained in its Annual Report on Form 10-K for the year ended December 31, 2018, and the audited financial statements of GP for the year ended December 31, 2017. The assumptions, estimates, and adjustments here have been made solely for the purposes of developing the financial statements.

In accordance with the purchase method of accounting, the assets and liabilities of GP were recorded at their respective estimated fair values as of the date of acquisition. Management's estimates of the fair value of assets acquired and liabilities assumed are based, in part, on third-party evaluations. The preliminary allocation of the purchase price was based upon a preliminary valuation, and our estimates and assumptions are subject to change.

The unaudited pro forma financial statements are provided for illustrative purposes only and are not intended to represent the actual consolidated results of operations or the consolidated financial positions of Luna had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements of Luna and GP.

Note A. Basis of Presentation

On March 1, 2019, Luna completed the acquisition of the outstanding equity of GP, a leading provider of optical instruments and modules for optical networks, sensor systems, and biometric diagnosis systems. The acquisition expands Luna's capabilities in fiber-optic based communications test and measurement applications. The purchase price was $19.0 million in cash, including $17.1 million in cash paid at closing and $1.9 million placed in escrow until later of September 1, 2020 or the date that specified matters are resolved as agreed to by Luna and the representative for the former GP shareholders, subject to future adjustment based upon the final determination of the working capital of GP, as defined in the stock purchase agreement. In addition, up to an additional $1 million is payable contingent upon the achievement of certain specified revenue targets during the twelve month period following the date of the acquisition. The estimated excess of the purchase price over the estimated fair value of the net tangible assets acquired was approximately $17.9 million. The identifiable intangible assets acquired consist primarily of acquired technology, customer relationships, and trade names. Luna is still evaluating the fair value of the acquired assets and liabilities and any pre-acquisition contingencies. Therefore, the final allocation of the purchase price has not been completed.

Note B. Pro Forma Adjustments

Amounts included under the column heading "Excluded Assets and Liabilities of GP" on the unaudited pro forma balance sheet represent the values of the assets and liabilities of GP that were not acquired or assumed by Luna under the terms of the stock purchase agreement. The excluded assets and liabilities consist primarily of cash, amounts receivable from related parties, and any debt of GP.

Amounts included under the column heading "Pro Forma Adjustments" in the unaudited financial statements include the estimated purchase price allocation, incremental share-based compensation expense for stock options granted to certain key employees at the acquisition date, and amortization expense associated with the identified intangible assets. The pro forma adjustments included in the unaudited financial statements are as follows:

(a)- Reflect the payment of the purchase price to GP
(b)- Eliminate balance of intangible assets recorded prior to the acquisition
(c)- Record estimated value of intangible assets, including goodwill, acquired as identified in preliminary purchase price allocation
(d)- Record incremental share-based compensation expense associated with stock options granted at the acquisition date
(e)- Eliminate historical depreciation expense of GP property and equipment assets and amortization expense associated with the historical intangible assets of GP and record the amortization expense associated with the fair value of property and equipment and intangible assets identified in the preliminary purchase price allocation.
(f)- Record income tax benefit associated with a reduction in the deferred tax asset valuation allowance.
(g)- Record estimated fair value of contingent consideration.

Note C. Intangible Assets Acquired

The estimated value and lives of acquired intangible assets are as follows:

	Estimated Useful Life	Estimated Value

Developed technology	8 years	$7,200,000
Trade names and trademarks	3 years	400,000
Customer base	15 years	600,000
		$8,200,000